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                                                                     EXHIBIT 5.3

                        [STIKEMAN ELLIOTT LETTERHEAD]

October 10, 2002

Nabors Holdings 1, ULC
3000, 500 - 4th Avenue S.W.
Calgary, Alberta T2P 2V6 Canada


Dear Sirs and Mesdames:

         We have acted as special counsel in the Province of Alberta to Nabors Holdings 1, ULC (the "Company") in connection with the public offering of up to $225,000,000 aggregate principal amount of 4.875% Senior Notes due 2009 (the "Exchange Notes") of the Company. The Indenture, dated as of August 22, 2002 (the "Indenture"), by and among the Company, Nabors Industries Ltd. (the "Bermuda Guarantor"), Nabors Industries, Inc. (the "US Guarantor", together with the Bermuda Guarantor, the "Guarantors") and Bank One, N.A., as Trustee (the "Trustee"), provides for the guarantee of the Exchange Notes by the Bermuda Guarantor (the "Bermuda Guarantee") and the US Guarantor (the "US Guarantee", together with the Bermuda Guarantees, the "Guarantees") to the extent set forth in the Indenture. The Exchange Notes are to be issued pursuant to an exchange offer (the "Exchange Offer") in exchange for a like principal amount of the issued and outstanding 4.875% Senior Notes due 2009 of the Company (the "Original Notes") under the Indenture, as contemplated by the Registration Rights Agreement, dated August 22, 2002 (the "Registration Rights Agreement"), by and among the Company, the Guarantors and Lehman Brothers Inc.

         This opinion is being furnished in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

         As such counsel, we have made such investigations and examined originals or copies, certified or otherwise identified to our satisfaction, of such certificates of public officials and of such other certificates, documents and records as we considered necessary or relevant for purposes of the opinions expressed below, including:

         (a) the Registration Statement on Form S-4 relating to the Exchange Notes and the Guarantees to be filed with the Securities and Exchange Commission (the "Commission") on October 11, 2002 under the Act (the "Registration Statement");




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         (b)      the corporate records of the Company, being the minute books
                  Company maintained by us, and including the memorandum of association and articles of association of the Company as contained therein;

         (c)      the Registration Rights Agreement;

         (d)      the Indenture;

         (e)      the form of the Exchange Notes, including the Guarantees;

         (f) certificates of public officials, statutes and other instruments and documents;

         (g) resolutions of the directors of the Company relating to the Registration Statement, Exchange Offer, the Indenture, the issuance of Exchange Notes by the Company and related matters; and

         (h) the Form T-1 of the Trustee filed as an exhibit to the Registration Statement.

         (The Indenture, the Exchange Notes including the Guarantees, the Registration Rights Agreement and the Registration Statement are hereinafter collectively referred to as the "Transaction Documents").

         The opinions expressed in this opinion letter are limited to the laws of the Province of Alberta and the federal laws of Canada applicable in the Province of Alberta as of the date of this opinion letter, and no opinions are expressed with respect to the laws of any other jurisdiction.

         We have assumed:

         (a) with respect to all documents examined by us, the genuineness of all signatures (whether on originals or copies of documents), the legal capacity of individuals signing any documents, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, telecopied or photocopied copies; and

         (b) all facts set forth in the official public records, indices and filing systems and all certificates and documents supplied by public officials or otherwise conveyed to us by public officials are complete, true and accurate.



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         Based upon and subject to the foregoing, we are of the opinion that:

1. Neither the issue and sale of the Exchange Notes, nor the consummation of any other of the transactions contemplated by Registration Rights Agreement will conflict with, result in a breach or violation of, or constitute a default under any provision of applicable laws of the Province of Alberta or the federal laws of Canada applicable therein, except such as would not, either singly or in the aggregate, have a material adverse effect upon the Bermuda Guarantor and its subsidiaries, taken as a whole, or prevent the Company or either of the Guarantors from performing its obligations under the Registration Rights Agreement or the Indenture.

2. No consent, approval, authorization or order of, or filing, registration, qualification, license or permit of or with, any court or governmental agency, body or administrative agency of the federal government of Canada or the Province of Alberta is required to be obtained or made by the Company for the execution, delivery and performance by the Company of the Registration Rights Agreement, the Indenture or the Exchange Notes, including the consummation of any of the transactions contemplated thereby, except such as have been obtained or made on or prior to the date hereof.

3. It is not necessary under the laws of the Province of Alberta or the federal laws of Canada applicable therein or under the rules and regulations of any authority or agency of the Province of Alberta or the federal government of Canada, in order to enable an owner of any interest in the Exchange Notes to enforce its rights under the Exchange Notes, that it should, as a result solely of its holding or reselling of the Exchange Notes, and not otherwise in the course of carrying on business in the Province of Alberta, be licensed, qualified or otherwise entitled to carry on business in the Province of Alberta or pursuant to the federal laws of Canada or any authority or agency therein; and it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of the Indenture, the Exchange Notes or the Registration Rights Agreement in the Province of Alberta or pursuant to the federal laws of Canada or any authority or agency of the Province of Alberta or the federal government of Canada that any of them be filed or recorded or enrolled with any court, authority or agency in, or that any stamp, registration or similar taxes or duties be paid to any court, authority or agency of the Province of Alberta or the federal government of Canada.

4. No stamp duty or similar tax duty is payable under current applicable laws or regulations of the Province of Alberta or the federal laws or regulations of Canada in connection with the creation, issuance or delivery of the Exchange Notes, the transfer of any of the Exchange Notes or with respect to the execution and delivery of the Exchange Notes or the Indenture or any document contemplated thereby.



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         We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission. This opinion letter speaks as of the date hereof, and we disclaim any obligation to update it or advise you of any change in any matter set forth herein.

                                                     Yours truly,



                                                     /s/ Stikeman Elliott